Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222049

SUPPLEMENT NO. 1 DATED FEBRUARY 16, 2018

TO

JOINT PROXY STATEMENT AND PROSPECTUS DATED JANUARY 25, 2018

Vistra Energy Corp. (“Vistra”) and Dynegy Inc. (“Dynegy”) hereby supplement the definitive joint proxy statement and prospectus dated January 25, 2018, relating to the Agreement and Plan of Merger, dated as of October 29, 2017 (the “Merger Agreement”), by and between Vistra Energy and Dynegy, pursuant to which, among other things, Dynegy will merge with and into Vistra Energy, with Vistra Energy continuing as the surviving corporation (the “Merger”). Defined terms used but not defined herein have the meanings set forth in the joint proxy statement and prospectus. The information contained herein should be read in conjunction with the joint proxy statement and prospectus, including information contained therein relating to the procedure for submitting or revoking a previously executed proxy.

Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the Merger or the Stock Issuance and the joint proxy statement and prospectus or has passed upon the adequacy or accuracy of the disclosure in this supplement and the joint proxy statement and prospectus. Any representation to the contrary is a criminal offense.

Cautionary Statement Regarding Forward-Looking Statements

This supplement to the joint proxy statement and prospectus contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “likely,” or other words, phrases or expressions of similar import, or the negative or other words or expressions of similar meaning, and statements regarding the anticipated consequences and benefits of the Merger or the other transactions contemplated by the Merger Agreement or the future financial condition, results of operations and business of Vistra Energy, Dynegy or the combined company. Please read the information under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 61 the joint proxy statement and prospectus.

Vistra Energy Board Composition

In connection with the consummation of the Merger, the board of directors of the combined company will be expanded to consist of eleven members, including: (i) eight of the directors of Vistra Energy and (ii) three of the directors of Dynegy immediately prior to the Merger (provided such directors are willing to serve on the board of the combined company). The eight directors of Vistra Energy are the current directors of Vistra Energy. The three directors of Dynegy who are anticipated to be appointed to the board of directors of the combined company at the consummation of the Merger are Hilary E. Ackermann, Paul M. Barbas and John R. Sult.

Additional Information

In connection with the Merger, Vistra Energy has filed with the SEC, and the SEC declared effective on January 24, 2018, a registration statement on Form S-4 that includes a joint proxy statement and prospectus of Vistra Energy and Dynegy. STOCKHOLDERS OF VISTRA ENERGY AND STOCKHOLDERS OF DYNEGY ARE URGED TO READ THE JOINT PROXY STATEMENT AND PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Vistra Energy and Dynegy will each provide free copies of their respective reports, proxy statements and other information, including the joint proxy statement and prospectus, filed with the SEC by Vistra Energy and Dynegy at the SEC’s website at www.sec.gov. Copies of the documents filed by Vistra Energy with the SEC will be available free of charge on Vistra Energy’s website at www.vistraenergy.com or by contacting Vistra Energy Investor Relations at investor@vistraenergy.com or at (214) 812-0046. Copies of the documents filed by Dynegy with the SEC will be available free of charge on Dynegy’s website at www.dynegy.com or by contacting Dynegy Investor Relations at ir@dynegy.com or at (713) 507-6466.

Consummation of the Merger remains subject to satisfaction or waiver of additional conditions specified in the Merger Agreement, including, without limitation, approval of the stockholders of both Vistra Energy and Dynegy at their respective special meetings of stockholders to be held on March 2, 2018.

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